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               CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference to this Registration Statement on Form N-1A of our report dated January 18, 2002, relating to the financial statements and financial highlights which appears in the December 31, 2001 Annual Report to Shareholders of Sequoia Fund, Inc. which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings Financial Highlights, Custodian, Counsel and Independent Accountants and Financial Statements and Report of Independent Accountants in such Registration Statement.






PricewaterhouseCoopers LLP
New York, New York
April 25, 2002































69900.0020.BH6